Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2004

Contacts:                                             Robb Leer, BRS  Media Liaison at 612-701-0608 or Leercommunication@scc.net or Robert L. Nelson Chairman of the Board BRS Inc at 651-457-749 or Bobnelson@BRSparachutes.com

BRSI DECLARES 2004 DIVIDEND

ST. PAUL, MN – October 28, 2004 – The Board of Directors of Ballistic Recovery Systems, Inc. ( BRSI or BRSI.OB-BRSparachutes.com) declared a dividend of $0.08 per share, payable November 22, 2004 to all common shareholders of record on November, 8th, 2004  BRS Interim Chief Executive Officer and Chairman of the Board Robert L. Nelson said today this dividend represents continuing company growth in a highly competitive industry “ We’re pleased to be able to share our growing economic success with our stockholders for the fourth year in a row.” In December, 2003 the BRS Board declared a dividend of $0.05 per share. And In December, 2002 BRS paid a $0.02 dividend to all common shareholders.

BRS is credited for saving the lives of 176 people from around the world.  Only a select few have believed so much in this aviation safety company, that they actually purchased BRS stock before experiencing a real life deployment.  Bill and Barbara Graham of San Diego, California made that bit of BRS history last month. “ I believed in this product, I knew it worked, so I bought some BRS stock more than two years ago”, stated pilot and certified Cirrus flight Instructor Bill Graham.  Graham, a BRS Investor deployed his on board emergency parachute system, while flying his Cirrus Design SR22, on September 19th.  He landed safely in a walnut orchard near Stockton, California.  “We’re delighted that someone who recognizes our advances in technology and invests in our company, experiences such positive results”, added  Nelson , BRS Chairman of the Board  “We want to continue to do our part to make aviation safer for everyone who wants to fly”.

BRS (Ballistic Recovery Systems) is a South St. Paul, Minnesota based company that designs, manufactures and distributes whole aircraft emergency parachute systems for use on general aviation and recreational aircraft.  Since the early 1980’s, BRS has delivered over 19,000 parachute systems to aircraft owners around the world including over 1500 systems on the certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota.  Actual documented uses of these systems are credited with saving the lives of 176 people.

Last July, the FAA certified BRS parachute system for installation on Cessna 182 models of aircraft. And, in September, BRS was recognized as one of the fastest growing technology companies in Minnesota.

The matters discussed here may be considered forward-looking statements which may be subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, and other risks, that could cause the actual results to differ materially from those projected.  For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

For more information on BRS contact: Robert L. Nelson BRS;

Fleming Field- 300 Airport Road, South St. Paul, Minnesota  55075 – USA

Bobnelson@BRSparachutes.com TEL 651-457-7491 – Fax 651-457-8651  or Robb Leer – Leercommunication@scc.net TEL 612-701-0608 BRS Media Liaison or visit our website at www.BRSparachutes.com.

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